Exhibit 4.28

Letter of amendment prepared and signed on July 24th 2012

to the letter of undertaking signed by Audiocodes Ltd (hereinafter; “the company”) on December 12th 2011 in favour of Bank Leumi LeIsrael Ltd

(hereinafter: “the bank”)

Whereas on December 12th 2011 the company signed in favour of the bank on a letter of undertaking according to which the company made various undertakings vis-à-vis the bank, all as detailed in the undertaking attached (hereinafter: “the letter of undertaking”)’

And whereas the parties have agreed to amend the letter of undertaking as detailed hereinafter:

Therefore it is declared and agreed between the parties as follows:

1.	The preface to this letter of amendment constitutes an integral part of it thereof.

2.	The aforementioned parties hereby agree that the letter of undertaking shall be amended as follows hereinafter:

2.1.	Section 1 - under “profitability” - the sub-section hereinafter shall be added:

1.8 The company’s operating profit accrued for four consecutive calendar quarters whereby the date of their termination is the date of the last quarterly financial reports shall not be reduced by more than 15% of the forecasted operating profit that the company presented in the attached appendix in regard to that same period, and the operating profit starting from March 31st 2013 shall be positive. To avoid doubt compliance with these undertakings shall also be examined on a quarterly basis.

To avoid doubt it is hereby clarified that within the framework of the calculation of the operating profit expenses shall not be taken into account for reduction of intangible assets and/or expenses up to a total of 3 million US dollars for accounting records for the value of the benefit entailed in awarding options to employees pursuant to FAS123.

2.2.	In Section 1 - following Section 1.8 - a new heading shall be added: “Financial ratios”.

2.3.	In Section 1 - under “Financial ratios” - the following sub-section shall be added:

1.9 The ratio between the company’s funds including cash and cash equivalents, short term and long term restricted bank deposits, restricted bank deposits and long term marketable securities and the balance of the company’s undertakings vis-à-vis banks, financial institutions, bond-holders and other lenders including the total undertakings bearing interest plus bank guarantees, SBLC and documentary credit and so forth (without credit for request for securities for the purpose of protection transactions) shall not be less at any time whatsoever than 1.35. To avoid doubt compliance with this undertaking shall also be examined on a quarterly basis.

3.	All the rest of the terms of the letter of undertaking shall remain fully valid and without any change.

Yours sincerely,

Stamp:	Audicodes Ltd
Public Co. 520044132
(signature) (signature)
Audiocodes Ltd

	2012A	2012A	2012E	2012E	Total	2013E	2013E	2013E	2013E	Total
	Q1-2012	Q2-2012	Q3-2012	Q4-2012	2012	Q1-2012	Q2-2013	Q3-2013	Q4-2013	2013
Non GAAP Operating Income (Loss)	-981	-1,200	-2,450	-1,055	-5,698	28	613	1,198	1,490	33,28

Stamp:	Audicodes Ltd
Public Co. 520044132
(signature) (signature)

Date: July 24th 2012

Att:

Audiocodes Ltd (“the company”)

Dear Sir or Madam,

Re: Letter of undertaking dated December 12th 2011 (“Letter of

Undertaking”)

At your request we confirm that if the company data, that shall be published within the framework of the company’s financial reports of June 30th 2012 and/or September 30th 2012 and/or December 31st 2012 and/or December 31st 2013 and/or June 30th 2013 and/or September 30th 2013 (“the determining reports”) shall indicate non-compliance by the company with the financial indices detailed in Section 1.7 of the letter of undertaking (“the agreed financial indices”), we shall not realize our right to consign for immediate defrayal your debts and undertakings to us due to this.

This confirmation is restricted solely and only to the aforementioned cause and it shall not derogate from our right to consign for immediate defrayal your debts and undertakings for any other cause.

To avoid any doubt it is clarified that our aforementioned waiver is a one-off waiver and relates to the determining reports only; our consent should not be considered to be a waiver to your undertakings to comply with the agreed financial indices after the date of the determining reports, that is after September 30th 2013, or as an amendment of the letter of undertaking, and all your undertakings as detailed in the letter of undertaking shall remain in full force.

It is also clarified that our consent shall not derogate from our rights to you pursuant to any document that you have signed and/or shall sign for us or pursuant to any law.

This letter shall be conditional on the following terms:

1.	You shall receive similar consent from anyone whose non-compliance with any financial indices whatsoever based on the aforementioned determining reports award him the right for immediate defrayal of your debts and undertakings to them, including Bank Mizrahi Tefahot Ltd and The First International Bank Ltd on condition that this consent shall not include conditions that are beneficial to that same entity apart from that stated in this document.

2.	You shall sign on a letter of amendment to the letter of undertaking which you signed on December 12th 2011 in the attached wording.

3.	A total of 1,000,000 US dollars shall be deposited in Account No. ######/## which shall be attached in favour of the bank by a fixed first degree lien.

This letter shall come into force if by no later than July 30th 2012 you shall pay us a total of NIS 100,000 for this letter, as has been agreed with you, and you shall present to us a copy of this letter when it is signed by you in the margins.

Yours sincerely

Bank Leumi LeIsrael Ltd

We agree to the aforementioned

Stamp:	Audicodes Ltd
Public Co. 520044132
(signature) (signature)
Customers’ Signature